October 26, 2007

American Lorain Corporation
Beihuan Road
Junan County
Shandong, China 276600

Re: Registration Statement on Form S-1 (the "Registration Statement"), as amended from time to time, of American Lorain Corporation

Ladies and Gentlemen:

We have served as special U.S. securities counsel to American Lorain Corporation, a Delaware corporation (the "Corporation") in connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the selling stockholders named therein of 8,583,436 shares of the Corporation’s common stock, par value $0.001 per share (the "Common Stock"), which are issued and outstanding (such shares, less the 56,521 shares of the Corporation’s Common Stock held by each of Dimitri Cocorinis and Terry Cononelos, to be hereinafter referred to as the "Outstanding Shares"), and 1,887,395 shares of the Corporation’s Common Stock issuable upon the exercise of certain warrants (the "Warrants") held by certain of the selling stockholders (the "Warrant Shares" and, collectively with the Outstanding Shares, the "Shares").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Certificate of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling stockholders acquired the Outstanding Shares and the Warrants, certificates evidencing the Shares and the Warrants, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based upon the foregoing, we are of the opinion that the Outstanding Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ THELEN REID BROWN RAYSMAN & STEINER LLP

THELEN REID BROWN RAYSMAN & STEINER LLP